UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2009

Nordson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-7977	34-0590250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28601 Clemens Road, Westlake, Ohio		44145
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-892-1580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 28, 2009, the Board of Directors of the company elected Randolph W. Carson as a director of Nordson Corporation. Mr. Carson was designated as member of the class of directors whose terms expires in 2010. Mr. Carson was also appointed to serve as a member of the Audit Committee.

Effective with his election, Mr. Carson was granted the equivalent of $42,000 in restricted shares of Nordson common stock pursuant to the Amended and Restated 2004 Nordson Corporation Long-Term Performance Plan. This grant represents a pro-rata portion of the equity element of compensation for non-employee Nordson directors for FY 2009. The number of shares of common stock will be determined in reference to the closing price of Nordson Common Shares reported on the NASDAQ Global Select Market on May 27, 2009. Mr. Carson will also receive a cash payment of $33,000 representing a pro-rata portion of the non-employee directors’ FY2009 cash retainer of $55,000. As is the case with all our non-employee directors, Mr. Carson will be reimbursed for travel expenses incurred in connection with board meetings.

In accordance with the company's customary practice, the company is entering into an indemnification agreement with Mr. Carson, the form of which is referenced in Item 15 (a)(3), Exhibit 10(c) of the Company’s Form 10-K Annual Report for 2008 filed with the Securities and Exchange Commission.

There is no family relationship between Mr. Carson and any director or executive officer of the company. Additional biographical and other information about Mr. Carson required to be included in this Item 5.02(d) is incorporated by reference to the press release filed as Exhibit 99.1 to this report.

As of the date of this report, Mr. Carson has not entered into any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

c.) Exhibits

99.1 Press release dated April 28, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nordson Corporation

April 28, 2009	By:	Robert E. Veillette

Name: Robert E. Veillette
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release of Nordson Corporation dated April 28, 2009